Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 22, 2014	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THREE AND NINE MONTHS

ENDED SEPTEMBER 30, 2014

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported earnings of $1.9 million for the three months ended September 30, 2014, and earnings of $5.7 million for the nine months ended September 30, 2014. At September 30, 2014, the Bancorp’s assets totaled $781.7 million compared to $693.5 million at December 31, 2013, an increase of $88.3 million or 12.7%.

The earnings of $1.9 million for the three months ended September 30, 2014, represent $0.67 earnings per basic and diluted share. For the third quarter of 2014, the return on average assets (ROA) was 0.98% and the return on average equity (ROE) was 10.34%.

The earnings of $5.7 million for the nine months ended September 30, 2014, represent $1.99 earnings per basic and diluted share. For the nine months ended September 30, 2014, the ROA was 1.00% and the ROE was 10.51%.

Comparing 2014 to 2013 results, the Bancorp’s earnings reported as of September 30, 2014, decreased by 19.5% for the three-month period and 1.5% for the nine-month period, due to a one-time interest income enhancement that occurred during July 2013, which did not recur in the third quarter of 2014. During the third quarter of 2013, the Bancorp collected $1.4 million in back interest from the payoff of a $4.3 million out-of-market participation loan.

Excluding this one-time interest income enhancement, the Bancorp’s 2014 earnings increased by 43.1% for the three months ended September 30, 2014 and 20.1% for nine months ended September 30, 2014. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP net income.

“The Bank’s operating results are consistent with our strategic projections for the year and are on track for another solid year of earnings growth,” said David A. Bochnowski, Chairman and Chief Executive Officer. “Core income continues to advance our results as the Bank effectively offset a non-recurring $1.4 million income enhancement during the third quarter of last year. Taking that event into account, the Bank’s earnings are up 20.2% during the last nine months,” Bochnowski noted.

Bochnowski also attributed the Bank’s performance to the successful completion of the acquisition of the former First Federal of Hammond, an 8.4% increase in loan originations during the first nine months of the year, a 10.2% increase in income for banking operations and Wealth Management activities, and stable core expenses.

Ben Bochnowski, Chief Operating Officer, added that “the Peoples team has been highly focused in 2014 on our core businesses, and the results thus far speak for themselves. This high level of performance has allowed us to make investments that drive the Bank’s strategic plan, from expanding the lending team to bringing exciting new technologies on-line.”

Bochnowski also said “we are all focused on delivering an unparalleled customer experience, while at the same time delivering an unparalleled electronic banking experience. We have blended a high-touch approach to banking with high-tech investments that really set us apart in the local market.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $6.6 million for the three months ended September 30, 2014, compared to $7.1 million for the three months ended September 30, 2013, a decrease of $526 thousand or 7.4%. The Bancorp’s net interest margin on a tax adjusted basis was 3.87% for the three months ended September 30, 2014, compared to 4.55% for the three months ended September 30, 2013. For the nine months ended September 30, 2014, net interest income totaled $18.9 million, compared to $18.7 million for the nine months ended September 30, 2013, an increase of $237 thousand or 1.3%. The Bancorp’s net interest margin on a tax adjusted basis was 3.85% for the nine months ended September 30, 2014, compared to 4.04% for the nine months ended September 30, 2013. The strong net interest income results for 2013, were aided by the collection of $1.4 million in back interest from the payoff of a $4.3 million out-of-market participation loan. During 2014, the Bancorp’s net interest income and net interest margin were positively impacted by strong balance sheet growth, as interest earning assets increased by $86.9 million or 13.5% since December 31, 2013.

Noninterest Income

Noninterest income from banking activities totaled $1.5 million for the three months ended September 30, 2014, compared to $1.3 million for the three months ended September 30, 2013, an increase of $183 thousand or 14.2%. For the nine months ended September 30, 2014, noninterest income totaled $4.6 million, compared to $4.1 million for the nine months ended September 30, 2013, an increase of $423 thousand or 10.2%. The increase in noninterest income for both periods is related to wealth management operations, gains from loan sales, fees from banking operations and an increase in the cash value of bank owned life insurance.

Noninterest Expense

Noninterest expense related to operating activities totaled $5.4 million for the three months ended September 30, 2014, compared to $5.0 million for the three months ended September 30, 2013, an increase of $337 thousand or 6.7%. For the nine months ended September 30, 2014, noninterest expense totaled $15.5 million, compared to $14.7 million for the nine months ended September 30, 2013, an increase of $848 thousand or 5.8%. The increase in noninterest expense for both periods is related to one-time costs related to the Bancorp’s recent acquisition, added operating expenses from the acquired bank and costs incurred to enhance organic growth.

Funding

At September 30, 2014, core deposits totaled $441.8 million, an increase of $24.6 million or 5.9%, compared to December 31, 2013. Core deposits include checking, savings, and money market accounts and represented 70.0% of the Bancorp’s total deposits at September 30, 2014. The increase in core deposits is a result of Management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. The Bancorp has experienced strong growth in consumer, business and public fund core accounts. During the first nine months of 2014, certificate of deposit balances increased by $33.8 million or 21.7%, compared to December 31, 2013. The growth in certificates of deposit is primarily related to the Bancorp’s recent acquisition. In addition, at September 30, 2014, borrowings and repurchase agreements totaled $64.2 million, an increase of $19.3 million or 42.9%, compared to December 31, 2013. The increase in borrowed funds is a result of funding balance sheet growth opportunities.

Lending

The Bancorp’s loan portfolio totaled $491.6 million at September 30, 2014, an increase of $53.8 million or 12.3%, compared to December 31, 2013. During the first nine months of 2014, the Bancorp originated $170.3 million in new loans, an increase of $13.2 million or 8.4%, compared to the first nine months of 2013. Loan balances consisting of residential mortgage loans and home equity lines of credit acquired in the recent acquisition totaled $29.1 million. During the nine months ended September 30, 2014, commercial, construction and government related loans increased by $26.4 million in the aggregate. During the nine months ended September 30, 2014, $17.3 million of newly originated fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $216.5 million at September 30, 2014, compared to $194.3 million at December 31, 2013, an increase of $22.2 million or 11.4%. The securities portfolio represents 29.6% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $28.0 million at September 30, 2014, compared to $21.1 million at December 31, 2013, an increase of $6.9 million or 32.5%.

Asset Quality

At September 30, 2014, non-performing loans totaled $6.0 million, compared to $4.0 million at December 31, 2013, an increase of $2.0 million. The Bancorp’s ratio of non-performing loans to total loans was 1.21% at September 30, 2014, compared to 0.90% at December 31, 2013. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.20% at September 30, 2014, compared to 0.91% at December 31, 2013. The increase in non-performing loans for 2014 is primarily the result of the addition of two commercial real estate loans that were originated prior to 2008.

For the three months ended September 30, 2014, loan loss provisions totaled $165 thousand, while $150 thousand in provisions were recorded for the three months ended September 30, 2013. For the nine months ended September 30, 2014, loan loss provisions totaled $575 thousand, while $380 thousand in provisions were recorded for the nine months ended September 30, 2013. The 2014 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $1.5 million for the nine months ended September 30, 2014, compared to net charge-offs of $1.2 million for the nine months ended September 30, 2013. The net charge-offs for 2014 are concentrated with one of the previously mentioned commercial real estate loans originated prior to 2008, which carried a specific loan loss reserve of $1.1 million prior to charge-off. At September 30, 2014, the allowance for loan losses totaled $6.2 million and is considered adequate by Management. The allowance for loan losses as a percentage of total loans was 1.27% at September 30, 2014, compared to 1.64% at December 31, 2013. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 104.64% at September 30, 2014, compared to 181.82% at December 31, 2013.

Capital Adequacy

At September 30, 2014, shareholders’ equity stood at $74.1 million or 9.5% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2014 were 14.7% for total capital to risk-weighted assets, 13.5% for tier 1 capital to risk-weighted assets and 9.1% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $26.05 per share at September 30, 2014.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 14 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that these non-GAAP measures are helpful to investors to better understand current period performance in the presence of a nonrecurring, onetime gain that was realized during July of 2013. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings figures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp

Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Return on equity	10.34%	13.87%	10.51%	10.99%
Return on assets	0.98%	1.37%	1.00%	1.11%
Basic earnings per share	$0.67	$0.84	$1.99	$2.02
Diluted earnings per share	$0.67	$0.84	$1.99	$2.02
Yield on loans	4.51%	5.79%	4.42%	4.91%
Yield on security investments	2.73%	2.81%	2.72%	2.67%
Total yield on earning assets	3.85%	4.60%	3.84%	4.10%
Cost of deposits	0.21%	0.20%	0.20%	0.21%
Cost of borrowings	0.97%	1.11%	0.99%	1.17%
Total cost of funds	0.27%	0.27%	0.27%	0.29%
Net interest margin - tax equivalent	3.87%	4.55%	3.85%	4.04%
Noninterest income / average assets	0.75%	0.74%	0.81%	0.80%
Noninterest expense / average assets	2.75%	2.89%	2.74%	2.83%
Net noninterest margin / average assets	-2.00%	-2.15%	-1.93%	-2.03%
Efficiency ratio	66.79%	60.05%	66.09%	64.28%
Effective tax rate	23.63%	25.72%	23.25%	25.90%
Dividend declared per common share	$0.25	$0.22	$0.72	$0.63

	September 30,
	2014	December 31,
	(Unaudited)	2013
Net worth / total assets	9.48%	9.63%
Book value per share	$26.05	$23.50
Non-performing assets to total assets	1.20%	0.91%
Non-performing loans to total loans	1.21%	0.90%
Allowance for loan losses to non-performing loans	104.64%	181.82%
Allowance for loan losses to loans outstanding	1.27%	1.64%
Foreclosed real estate to total assets	0.23%	0.16%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Interest income:
Loans	$5,520	$6,141	$15,827	$16,102
Securities & short-term investments	1,522	1,375	4,419	3,884
Total interest income	7,042	7,516	20,246	19,986
Interest expense:
Deposits	332	282	914	868
Borrowings	139	137	427	450
Total interest expense	471	419	1,341	1,318
Net interest income	6,571	7,097	18,905	18,668
Provision for loan losses	165	150	575	380
Net interest income after provision for loan losses	6,406	6,947	18,330	18,288
Noninterest income:
Fees and service charges	734	681	2,031	1,897
Wealth management operations	375	356	1,194	1,053
Gain on sale of securities, net	63	96	520	540
Gain on sale of loans held-for-sale, net	178	42	383	340
Increase in cash value of bank owned life insurance	94	94	310	269
Gain on foreclosed real estate, net	16	18	21	17
Other	11	1	99	19
Total noninterest income	1,471	1,288	4,558	4,135
Noninterest expense:
Compensation and benefits	2,980	2,628	8,419	7,898
Occupancy and equipment	865	809	2,476	2,332
Data processing	291	282	851	754
Marketing	108	116	368	383
Federal deposit insurance premiums	128	126	346	379
Other	1,000	1,074	3,046	2,912
Total noninterest expense	5,372	5,035	15,506	14,658
Income before income taxes	2,505	3,200	7,382	7,765
Income tax expenses	592	823	1,716	2,011
Net income	$1,913	$2,377	$5,666	$5,754

NorthWest Indiana Bancorp

Quarterly Financial Report

Balance Sheet Data	September 30,
(Dollars in thousands)	2014	December 31,	Change	Mix
	(Unaudited)	2013	%	%
Total assets	$781,706	$693,453	12.7%	n/a
Cash & cash equivalents	27,991	21,124	32.5%	n/a
Securities - available for sale	216,476	194,296	11.4%	n/a

Loans receivable:
Construction and land development	$26,172	$21,462	21.9%	5.3%
1-4 first liens	160,933	141,186	14.0%	32.7%
Multifamily	31,272	30,782	1.6%	6.4%
Commercial real estate	154,073	144,378	6.7%	31.3%
Commercial business	63,224	57,716	9.5%	12.9%
1-4 Junior Liens	1,533	1,186	29.3%	0.3%
HELOC	24,235	16,903	43.4%	4.9%
Lot loans	2,190	2,389	-8.3%	0.4%
Consumer	464	232	100.1%	0.1%
Government and other	27,542	21,587	27.6%	5.6%
Total loans	$491,638	$437,821	12.3%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$86,348	$73,430	17.6%	13.7%
Interest bearing checking	114,774	123,299	-6.9%	18.2%
Savings	89,141	84,460	5.5%	14.1%
MMDA	151,577	136,088	11.4%	24.0%
Total core deposits	441,841	417,277	5.9%	70.0%
Certificates of deposit	189,404	155,616	21.7%	30.0%
Total deposits	$631,245	$572,893	10.2%	100.0%

Borrowings	$64,223	$44,929	42.9%
Stockholder’s equity	74,100	66,761	11.0%

Asset Quality	September 30,
(Dollars in thousands)	2014	December 31,	Change
	(Unaudited)	2013	%
Nonaccruing loans	$4,730	$3,780	25.1%
Accruing loans delinquent more than 90 days	1,226	174	604.6%
Securities in non-accrual	1,600	1,252	27.8%
Foreclosed real estate	1,814	1,084	67.3%
Total nonperforming assets	$9,370	$6,290	49.0%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$379	$1,703	-77.7%
ALL general allowances for loan portfolio	5,852	5,486	6.7%
Total ALL	$6,231	$7,189	-13.3%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$1,223	$569	114.9%
Nonaccruing troubled debt restructurings, compliant (2)	-	534	-100.0%
Accruing troubled debt restructurings	5,260	8,148	-35.4%
Total troubled debt restructurings	$6,483	$9,251	-29.9%

(1)	“non-compliant” refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At September 30,	Minimum Required
	2014	To Be Well Capitalized
	Actual Ratio	Under Prompt Corrective
	(Unaudited)	Action Regulations

Total capital to risk-weighted assets	14.7%	10.0%
Tier 1 capital to risk-weighted assets	13.5%	6.0%
Tier 1 capital to adjusted average assets	9.1%	5.0%

Table 1 - Reconciliation of the Non-GAAP Earnings Figures

	Three Months Ended
	September 30,
	(Unaudited)
	2014	2013	Percentage Change
Net income	$1,913	$2,377	-19.5%
Nonrecurring, onetime gain of $1.4 million, adjusted at effective tax rate of 25.72%		1,040
Proforma net income	$1,913	$1,337	43.1%

	Nine Months Ended
	September 30,
	(Unaudited)
	2014	2013	Percentage Change
Net income	$5,666	$5,754	-1.5%
Nonrecurring, onetime gain of $1.4 million, adjusted at effective tax rate of 25.90%		1,037
Proforma net income	$5,666	$4,717	20.1%